Exhibit 10.6
SEPARATION AGREEMENT AND GENERAL RELEASE
This Separation Agreement and General Release (the “Agreement”) is entered into by and between Todd M. Pope (“Executive”) on the one hand, and TransEnterix, Inc. (the “Company”) on the other hand.
RECITALS
WHEREAS, Executive is employed by the Company as Chief Executive Officer and President, is a member of the Board of Directors (the “Board”) of the Company, and is party with the Company to that certain Amended and Restated Employment Agreement, dated March 6, 2018 (the “Employment Agreement”) attached hereto as Exhibit A and that certain Employment, Confidential Information, and Invention Assignment Agreement, executed as of September 5, 2008 (the “Confidential Information Agreement”) attached hereto as Exhibit B;
WHEREAS, the Executive and the Company have determined that a separation from service by the Executive is in the best interests of the Company and the Executive;
WHEREAS, the Executive has agreed to provide consulting services to the Company;
WHEREAS, the parties have reached agreement on the terms governing the Executive’s transition from his roles and duties as an executive officer of the Company, and desire to memorialize the terms and conditions by entering into this Agreement.
NOW, THEREFORE, in consideration of the mutual promises contained herein, and for other good and valuable considerations, the receipt and sufficiency of which hereby are acknowledged, the Company and Executive agree as follows:
1.Employment Status. Executive’s employment as Chief Executive Officer and President is terminated, effective as of November 8, 2019. In connection with such separation from service:
(a)    Executive’s employment is deemed to be terminated without Cause under Section 6(a) of the Employment Agreement effective as of November 8, 2019, and Executive is hereby resigning from the Board of Directors of the Company and as an officer, manager, director, and from similar roles, from each of the Company’s subsidiaries, effective as of such date;
(b)    Executive acknowledges that the presentation of the terms of this Agreement to him has met the written notice requirement set forth in Section 6(a) of the Employment Agreement;
(c)    Executive shall have no further authority as an officer or director of the Company or any of its subsidiaries, or in any agency capacity as of and after November 8, 2019, and there shall be no restrictions on his outside activities, including, without limitation, service on boards of other entities, subject only to his ongoing non-competition and non-solicitation provisions; provided, however, if requested by the Chair of the Board, the Executive shall execute and deliver the certificate of the principal executive officer to accompany the Company’s quarterly report on Form 10-Q for the quarter ended September 30, 2019;
(d)    In accordance with Section 9(a) of the Employment Agreement:
(i)    the Company shall pay to the Executive any accrued and unpaid base salary and any other compensation and benefits to the extent actually earned by the Executive under the Employment Agreement or under any benefit plan or program of the Company as of November 8, 2019 (including, for the avoidance of doubt, payment for any accrued but unused vacation and personal days as of such date) at the normal time for payment of such salary, compensation or benefits;
(ii)    the Company shall reimburse the Executive for all unreimbursed reasonable expenses incurred by him in connection with the conduct of the business of the Company, provided he properly accounts therefor in accordance with the Company’s policies;
(iii)    subject to the Executive's timely execution and non-revocation of this Separation and Release Agreement, the Company shall pay to the Executive as a severance benefit for each month during the twelve (12) month period beginning with the month next following the date of termination of the Executive's employment an amount equal to one-twelfth of the sum of (1) his annual rate of base salary as of November 7, 2019, and (2) his target annual bonus for fiscal year 2019; and
(iv)    subject to the Executive's timely execution and non-revocation of this Separation and Release Agreement, during the period of twelve (12) months beginning on November 8, 2019, the Executive shall remain covered by the medical, dental, vision, life insurance, and, if reasonably commercially available through nationally reputable insurance carriers, long-term disability plans of the Company that covered him immediately prior to his termination of employment as if he had remained in employment for such period. In the event that the Executive's participation in any such plan is barred, the Company shall arrange to provide the Executive with substantially similar benefits (but, in the case of long-term disability benefits, only if reasonably commercially available). Any medical insurance coverage for such 12-month period pursuant to this subsection (d)(iv) shall become secondary upon the earlier of (1) the date on which the Executive begins to be covered by comparable medical coverage provided by a new employer, or (2) the earliest date upon which the Executive becomes eligible for Medicare or a comparable Government insurance program. The Executive's COBRA entitlements shall run concurrently with the benefit coverage provided pursuant to this subsection (d)(iv). The Executive shall notify the Company if he is eligible to receive comparable medical coverage from a new employer. The payments under this subsection shall be made in compliance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).
(e)    Payment of Severance Payments. The cash severance payments under Section 1(d)(iii) shall be paid on a monthly basis beginning in December 2019. Each month’s payment shall be made no later than the 15th day of the applicable month. In the event that the Executive dies before the end of such twelve-month period, the payments for the remainder of such period shall be made to the Executive's estate. The payments under this subsection shall be made in compliance with Section 409A of the Code.
(f)    Prorated 2019 Annual Cash Incentive. If the Company pays bonuses under the 2019 Annual Cash Incentive program, the Executive shall be entitled to receive a pro-rated bonus amount, payable in no event later than the date in calendar year 2020 that payment is made to executive officers of the Company, based on achievement of the defined goals, as determined in good faith by the Board consistent with manner in which bonus amounts are determined for the Company’s executive officers.  Any such 2019 bonus payment shall be pro-rated to November 8, 2019, and shall otherwise be administered consistent with the terms and conditions of the 2019 Annual Cash Incentive program.
2.    Change in Control. In the event a Change in Control (as defined in the Employment Agreement) of the Company is consummated prior to December 31, 2020, or has been agreed to under a definitive agreement but is not yet consummated as of December 31, 2020, Executive shall be entitled to receive the Change in Control severance benefits set forth in Section 9(e) of the Employment Agreement, minus any severance benefits actually received by him under this Agreement prior to such Change in Control, and the payment of such benefits shall be accelerated as set forth in the Employment Agreement. For the avoidance of doubt, any then outstanding equity awards shall accelerate and vest in accordance with the Section 9(e) of the Employment Agreement. Any such payments shall be subject to reduction in accordance with Section 15, Golden Parachute Reduction, of the Employment Agreement, if applicable.
3.    Consulting Agreement. On the date hereof, Executive and the Company are entering into a Consulting Agreement, set forth as Exhibit C to this Agreement, under which Executive shall provide consulting services to the Company and its subsidiaries from November 9, 2019 until December 31, 2020, or its termination date if earlier terminated in accordance with its terms.
4.    Consideration. Executive acknowledges and agrees that Section 2 of this Agreement and the Consulting Agreement constitute good and valuable consideration to which Executive would not otherwise be entitled.
5.    Confidential Information, Inventions and Proprietary Information. The obligations under Section 13 of the Employment Agreement are unaffected by this Agreement and will continue to apply to the Executive in accordance with the terms of the Employment Agreement.
6.    Non-solicitation and Non-competition. The obligations under Section 12 of the Employment Agreement are unaffected by this Agreement and shall continue to apply to the Executive during the term of the Consulting Agreement and for one(1) year thereafter in accordance with the terms of the Employment Agreement.
7.    Non-Disparagement. Neither the Executive nor the Company will at any time publish or communicate to any person or entity any Disparaging remarks, comments or statements concerning the other. For purposes of this Section, the “Company,” refers to the Company, its subsidiaries and affiliates, and their respective present and former members, partners, directors, officers, shareholders, employees, agents, attorneys, successors and assigns. The Company will instruct its directors and officers not to publish or communicate to any person or entity any Disparaging remarks, comments or statements concerning the Executive. “Disparaging” remarks, comments or statements are those that impugn the character, honesty, integrity or morality or business acumen or abilities in connection with any aspect of the operation of business of the individual or entity in question.
8.    Indemnification Agreement. The provisions of the Indemnification Agreement, dated June 11, 2014, between the Company and the Executive (the “Indemnification Agreement”) attached hereto as Exhibit D remain in full force and effect with respect to his activities on behalf of the Company prior to and on the date of termination hereunder.
9.    General Release of Claims and Covenant Not to Sue.
(a)    FOR HIMSELF AND HIS RESPECTIVE ADMINISTRATORS, EXECUTORS, AGENTS, BENEFICIARIES AND ASSIGNS, EMPLOYEE AGREES TO WAIVE, RELEASE AND FOREVER DISCHARGE RELEASEES (AS DEFINED BELOW) OF AND FROM ANY AND ALL CLAIMS (AS DEFINED BELOW). Executive further agrees that should any other person, organization or entity file a lawsuit or arbitration to assert any such Claim, Executive will not seek any personal relief in such an action. This General Release of Claims and Covenant Not to Sue (“Release”) covers all Claims arising from the beginning of time up to and including the date Executive executes this Agreement. This Release includes Claims which Executive may have for any type of damages cognizable under any of the laws referenced herein, including, but not limited to, any and all Claims for compensatory damages, punitive damages, and attorneys' fees and costs.
(b)    Exclusions: Notwithstanding any other provision of this Release, the following are not barred by the Release: (i) Claims relating to the validity of this Release; (ii) Claims by either party to enforce this Release; (iii) Claims related to Executive’s right to indemnification under the Company’s Bylaws and under the Indemnification Agreement; (iv) Claims related to Executive’s rights under this Agreement or the Consulting Agreement; (v) Claims related to the shares of Company stock held by the Executive or his outstanding equity or equity-based compensation awards, including pursuant to any equity or equity-based compensation award agreements; and (vi) Claims that legally may not be waived. Further, it is understood and agreed that this Release does not bar Executive’s right to file an administrative charge with the Securities and Exchange Commission (“SEC”), the Equal Employment Opportunity Commission (“EEOC”), the United States Department of Labor (“USDOL”), the National Labor Relations Board (“NLRB”), the Occupational Safety and Health Administration (“OSHA”) or any other federal, state or local agency; prevent Executive from reporting to any government agency any concerns Executive may have regarding a Releasee’s practices; or preclude Executive’s participation in an investigation by the SEC, EEOC, USDOL, NLRB, OSHA or any other federal, state or local agency, although the Release does bar Executive’s right to recover any personal relief (including monetary relief) if Executive or any person, organization, or entity asserts a charge or complaint on Executive’s behalf, including in a subsequent lawsuit or arbitration, except that Executive may receive an award from the SEC under the federal securities laws.
(c)    The following provisions further explain this Release:
(i)    Definitions.
(1)    “Claims” includes without limitation all actions or demands of any kind that Executive now has or may have or claim to have in the future. More specifically, Claims include actions, lawsuits, claims, demands in law or equity, rights, causes of action, damages, penalties, losses, attorneys’ fees, costs, expenses, obligations, agreements, judgments and all other liabilities of any kind or description whatsoever, either in law or in equity, whether known or unknown, suspected or unsuspected.
(2)    “Releasees” refers to the Company and its past, present and future parents, subsidiaries, predecessors, successors, affiliated and related companies and all of their past and present directors, members, partners, officers, equity holders, trustees, insurers, employees, agents, servants, attorneys, assigns and representatives.
(ii)    The nature of Claims covered by this Release includes without limitation all actions or demands in any way based on Executive’s employment with the Company, the Employment Agreement, the terms and conditions of such employment or separation from employment. More specifically, all of the following are among the types of Claims which, to the extent permitted by law, are waived and barred by this Release: (1) contract Claims (whether express or implied); (2) tort Claims, such as for defamation or emotional distress; (3) Claims under federal, state and municipal laws, regulations, ordinance or court decisions of any kind; (4) Claims of discrimination, harassment or retaliation, whether based on race, color, religion, gender, sex, age, sexual orientation, handicap and/or disability, national origin, whistleblowing or any other legally protected class, including Claims arising under Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Civil Rights Act of 1866; the Civil Rights Act of 1870; the Consolidated Omnibus Budget Reconciliation Act; the National Labor Relations Act; the Labor Management Relations Act; the Equal Pay Act; the Americans with Disabilities Act; the Executive Retirement Income Security Act; the Rehabilitation Act; the Age Discrimination in Employment Act; the Family and Medical Leave Act; the Older Workers' Benefit Protection Act; the Fair Labor Standards Act; the North Carolina Employment Practices Act; the Retaliatory Employment Discrimination Act; Persons with Disabilities Protection Act; Discrimination Against Persons with Sickle Cell Trait; Discrimination Based Upon Genetic Testing and Information; Discrimination Based Upon Use of Lawful Products; Discrimination Based Upon AIDS or HIV Status; Hazardous Chemicals Right to Know Act; Jury Service Discrimination; and Military Service Discrimination; (5) Claims under the AGE DISCRIMINATION IN EMPLOYMENT ACT, Title VII of the Civil Rights Act of 1964, as amended, the Genetic Information Nondiscrimination Act, the Family and Medical Leave Act, as amended, the Americans with Disabilities Act, as amended, and similar federal, state, and local laws, statutes, and ordinances; (6) Claims under the Executive Retirement Income Security Act, the Occupational Safety and Health Act and similar state and local laws; (7) Claims for wages and benefits (including without limitation, bonuses, severance benefits, health and welfare benefits, vacation pay and other fringe-type benefits); (8) Claims under any incentive compensation, stock, equity, or other type of equity-based plan or arrangement, including all Award Agreements thereunder, including, but not limited to the TransEnterix, Inc. 2019 Amended and Restated Incentive Compensation Plan and any and all prior versions of such plan; (8) Claims under any and all cash based incentive plans including, but not limited to, the 2019 Annual Cash Incentive program and any and all prior versions of such plan; (9) Claims for wrongful discharge; and (10) Claims for attorney’s fees, litigation expenses and/or costs.
The foregoing list is intended to be illustrative and not exhaustive. Executive agrees that this Release should be interpreted as broadly as possible to achieve Executive’s intention to waive all of his claims against Releasees.
(d)    Older Workers Benefit Protection Act. Pursuant to the provisions of the Older Workers Benefit Protection Act (“OWBPA”), which applies to Executive’s waiver of rights under the Age Discrimination in Employment Act, Executive understands and agrees that he is waving all rights and claims he has or may have against the Company including but not limited to rights and claims under the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq. (“ADEA”). Additionally, Executive acknowledges that:
(i)    no rights or claims are waived by him that may arise from an event or transaction that occurs after the date this Release is executed by him;
(ii)    Executive is advised in writing to consult with an attorney prior to executing this Release;
(iii)    that Executive has been provided with Exhibit E to this Agreement, which contains a written description of the class, unit or group of persons considered for termination as part of the Company’s recent separation program, as well as the applicable eligibility factors, and the time limits applicable to it, as well as a list of those individuals, by job title and age, who are selected/eligible for termination and those who are not selected/eligible;
(iv)    Executive is advised that he has forty-five (45) days from his receipt of this Agreement, unless extended in writing by the Company, to consider this Release;
(v)    Executive is advised that he has seven (7) days following his execution of this Release to revoke this Release; and
(vi)    this Release, including those pertaining to any right or claim under the ADEA shall not become effective or enforceable until the expiration of the seven (7) day revocation period following Executive’s execution hereof has occurred without Executive so revoking his or her execution of this Release (the “Release Effective Date”).
Executive may, but is not required to, sign this Release prior to the expiration of the forty-five (45) day period provided for above. Executive agrees that any revisions to this Release, whether material or otherwise, prior to Executive’s execution of this Release will not restart the forty-five (45) day period provided for above. Executive acknowledges receiving the original draft of this Release on November 6, 2019. If Executive decides to sign this Release, then the original executed Release must be sent within forty-five (45) calendar days after the date Executive receives this Release to Joshua Weingard, Chief Legal Officer, TransEnterix, Inc., 635 Davis Drive, Morrisville, NC 27560 or scanned via email.
If Executive executes this Release and thereafter desires to revoke his execution of this Release, then written notice of revocation must be sent to Joshua Weingard at the same address within seven (7) days after the date Executive executes this Release or scanned via email.
10.    IRS Issues. As required by law, the Company will issue the appropriate IRS Form W-2 at the appropriate time. Executive acknowledges that he has not relied upon any advice from Releasees concerning the tax liability, if any, for the amounts to be paid in this Agreement. He also acknowledges that he is responsible for any and all tax liability or consequences which may be assessed arising from the payment and characterization of these proceeds and agrees to and does hereby indemnify and hold the Company harmless against any and all tax liability, interest, and/or penalties the Company may incur with respect to the tax treatment of these monies.
11.    No Future Payments. Except as set forth in this Agreement, the Consulting Agreement and the Executive’s outstanding equity or equity-based award agreements, it is expressly agreed and understood by the parties that Releasees do not have, and will not have, any obligation to provide Executive at any time in the future with any bonus or other payments, benefits, or consideration.
12.    No Future Employment. Executive agrees that he hereby waives any and all rights to, and that he is not eligible for, reinstatement, reemployment, or rehire with the Releasees, and he promises that he will not knowingly seek future employment with the Releasees. Executive further agrees that this Agreement constitutes sufficient and appropriate legal justification for the Releasees’ refusal to hire him or, should Executive become employed with a Releasee, sufficient and appropriate legal justification for his termination.
13.    Non-Admission. Executive agrees and acknowledges that this Agreement is not to be construed as an admission by the Company or any Releasee of any violation of any federal, state or local statute, ordinance or regulation, constitutional right, public policy, common law duty, or contractual obligation. The Company specifically denies that it or any of the Releasees engaged in any wrongdoing concerning Executive.
14.    Return of Corporate Property. Executive shall promptly return to the Company any and all corporate property and copies thereof in his possession or under his custody or control, including without limitation: corporate credit cards, keys and access cards, calling cards, cellular or mobile telephone, parking permit, laptop, computer equipment and software.
15.    Cooperation. Executive agrees to fully cooperate with the Company and Company counsel to provide information and/or testimony regarding any current or future litigation or investigations from actions or events occurring during his employment with the Company. Except as prohibited by law, the Company shall reimburse Executive for pre-approved reasonable out-of-pocket expenses for providing such assistance and shall pay a reasonable reimbursement for his time spent pursuant to this Section 15. This Section 15 does not cover payment for separate counsel for Executive unless expressly pre-approved by the Company.
16.    Waiver. If a party, by its actions or omissions, waives or is adjudged to have waived any breach of this Agreement, any such waiver shall not operate as a waiver of any other subsequent breach of this Agreement.
17.    Successor and Assigns. This Agreement is binding upon and shall inure to the benefit of the parties hereto and the Releasees and their respective heirs, executors, administrators, personal or legal representatives, successors and/or assigns.
18.    Severability. If any provision of this Agreement is or shall be declared invalid or unenforceable by a court of competent jurisdiction, the remaining provisions shall not be affected thereby and shall remain in full force and effect.
19.    Integration and Modification. This Agreement, including the Consulting Agreement, and the ongoing effectiveness of the provisions of the Employment Agreement, and the Indemnification Agreement, contains all of the promises and understandings of the parties. There are no other agreements or understandings except as set forth herein, and this Agreement may be amended only by a written agreement signed by Executive and the Company.
20.    Advice to Consult Legal and Tax Representation. Executive is advised to consult with legal and tax advisors of his choosing regarding the meaning, tax implications and binding effect of this Agreement and every term hereof prior to executing it. The Company will directly pay fees up to $20,000 to the Executive’s legal and tax advisors for their review and negotiation of the terms of this Agreement and the related agreements as well as their advice as to the legal and tax implications thereof.
21.    Governing Law. Without regard to principles of conflicts of laws, the internal laws of the State of North Carolina shall govern and control the validity, interpretation, performance, and enforcement of this Agreement. The Company and the Executive agree that any action relating to this Agreement shall be instituted and prosecuted only in the courts of Durham County, North Carolina or the federal courts of the Middle District of North Carolina, and the Company and the Executive hereby consent to the jurisdiction of such courts and waive any right or defense relating to venue and jurisdiction over the person.
22.    Counterparts. This Agreement may be executed in any number of counterparts and each such counterpart shall have the same force and binding effect as if executed by all parties. Facsimile or pdf signatures shall have the same force and effect as an original signature.
23.    Acknowledgement. Executive acknowledges that:
(a)    he has read and understood the terms and the meaning of this Agreement and the Consulting Agreement, and that this Agreement and the Consulting Agreement are written in a manner that he understands;
(b)    he acknowledges that the Confidential Information Agreement remains in full force and effect;
(c)    Exhibit F to this Agreement contains a list of all professional associations, industry groups and similar entities or associations to which Executive is a member, either as an individual or as a representative of the Company;
(d)    other than accrued and unpaid salary, benefits and business expenses as of the date of this Agreement, he is not owed any payments from the Company for services rendered, whether as wages or salary, bonuses, commissions, or other benefits, except as provided for in this Agreement and the Consulting Agreement;
(e)    he has had an adequate period of time to consider this Agreement before signing it;
(f)    he has been advised to consult with an attorney of his own choosing concerning the legal significance of this Agreement and the Consulting Agreement;
(g)    he is not aware of any factual basis for a claim that the Company or the Releasees, in any way, have engaged in any improper acts or committed any improper omissions, or have defrauded the United States Government;
(h)    the Company, its agents, representatives and employees, and the Releasees have not made any representations to him concerning the terms or effects of this Agreement, other than those contained in the Agreement; and
(i)    he has the intention of releasing all Claims recited herein in exchange for the payments and other consideration described herein, which he acknowledges as adequate and satisfactory to him and in addition to anything to which he otherwise is entitled.

[Signatures on the next page.]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the dates set forth below.
EXECUTIVE:                        TRANSENTERIX, INC.:

By:     /s/ Todd M. Pope                By:     /s/ Paul LaViolette
Name:    Todd M. Pope                    Name: Paul LaViolette
Date:    November 8, 2019                Title: Chair of the Board
Date: November 8, 2019

Exhibits and Schedules:
Exhibit A    EMPLOYMENT AGREEMENT
Exhibit B    CONFIDENTIAL INFORMATION AGREEMENT
Exhibit C    CONSULTING AGREEMENT
Schedule A – Description of Services
Schedule B – Consulting Fees

Exhibit D    INDEMNIFICATION AGREEMENT
Exhibit E    OWBPA TERMINATION INFORMATION
Exhibit F    PROFESSIONAL ASSOCIATIONS, ETC.

The Exhibits and related Schedules, other than the Consulting Agreement, are deleted from this filing because the information in the deleted Exhibits and Schedules is not material to an understanding of the Agreement. The Company will provide such Exhibits and Schedules supplementally to the U.S. Securities and Exchange Commission upon request.

EXHIBIT C
CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (the “Agreement”) is made and entered into as of November 9, 2019 (the “Effective Date”), by and between TRANSENTERIX, INC., a Delaware corporation with its principal place of business in Research Triangle Park, North Carolina (“TransEnterix” or the “Company”), and Todd M. Pope, an individual (“Consultant”). TransEnterix and Consultant are individually referred to herein as the “Party” and collectively as the “Parties” to this Agreement.
1.Consulting Relationship. During the term of this Agreement, Consultant shall well and faithfully render and perform such advisory or consulting services as may from time-to-time be requested by TransEnterix, including but not limited to those services described on Schedule A attached hereto and incorporated herein by reference (the “Services”). Consultant represents that Consultant has the qualifications, experience, and ability to perform the Services properly. Consultant shall devote such time and effort as may reasonably be deemed necessary for the performance of the Services and shall perform the Services in a professional manner. Consultant shall adhere to the policies of TransEnterix in performance of the Services.
2.Consultant’s Fees. TransEnterix shall pay Consultant the fees for the performance of the Services in accordance with the payment terms set forth on Schedule B, attached hereto and incorporated herein by reference. The Parties acknowledge and agree that the fees set forth in this Agreement represents the fair market value of the Services to be performed by Consultant to TransEnterix.
3.Independent Contractor. Consultant’s sole relationship with TransEnterix is that of an independent contractor. Consultant is not and shall not be deemed to be an employee of TransEnterix. Nothing contained in this Agreement is intended to or shall be construed to create between TransEnterix and Consultant a relationship of employer/employee or principal/agent, or a joint venture, partnership, franchise, or other legal relationship. Consultant at no time under any circumstances shall hold itself out to be an employee of TransEnterix, whether by words, actions, or otherwise. Consultant further understands and agrees as follows:
(a)    Method of Provision of Services. Consultant shall perform the Services in compliance with the terms and conditions set forth in this Agreement and on Schedule A.
(b)    No Authority to Bind TransEnterix. Neither Consultant, nor any agent of Consultant, has authority to enter into contracts that bind TransEnterix or create obligations on the part of TransEnterix without the prior written authorization of TransEnterix.
(c)    No Benefits. TransEnterix acknowledges that Consultant is eligible to elect COBRA continuation coverage as a result of Consultant’s employment by TransEnterix, which employment ended on November 8, 2019. Any such election to receive COBRA continuation coverage shall be subject to that certain Separation and General Release Agreement, dated as of November 8, 2019 between the Company and the Consultant (the “Separation Agreement”). Consultant otherwise acknowledges and agrees that Consultant will not be eligible for any TransEnterix employee benefits, including severance, other than as set forth in the Separation Agreement and, to the extent Consultant otherwise would be eligible for any TransEnterix employee benefits but for the express terms of this Agreement and the Separation Agreement, Consultant hereby expressly waives and declines to participate in such TransEnterix employee benefits.
(d)    Expenses. Consultant shall be responsible for any expenses incurred as a result of Consultant’s performance of the Services and shall not be authorized to incur on behalf of TransEnterix any expenses without the prior consent of TransEnterix, which consent shall be evidenced in writing and shall not be unreasonably withheld, conditioned or delayed. As a condition to receipt of reimbursement, Consultant shall be required to submit to TransEnterix an itemized account of authorized expenses, with appropriate receipts, in a manner that is reasonably acceptable to TransEnterix and in accordance with TransEnterix policies. All travel and related expenses will be paid in accordance with TransEnterix’ company policies.
(e)    Withholding; Indemnification. TransEnterix shall report all amounts paid to Consultant pursuant to this Agreement to the U.S. Internal Revenue Service. Consultant shall have full responsibility for applicable withholding taxes for all fees paid to Consultant under this Agreement, and for compliance with all applicable labor and employment requirements with respect to Consultant’s self-employment, sole proprietorship or other form of business organization, including all federal and local income taxes in the Consultant’s country of domicile, and all pension, employee welfare, worker’s compensation insurance coverage requirements in the Consultant’s country. Consultant agrees to indemnify, defend, and hold TransEnterix harmless from any liability for, or assessment of, any claims or penalties with respect to such withholding taxes, income taxes, labor, or employment requirements, including any liability for, or assessment of, withholding taxes imposed on TransEnterix by the relevant taxing authorities with respect to any fees paid to Consultant, except Consultant shall not be required to indemnify, defend, or hold TransEnterix harmless from any liability resulting from a local, state, or federal government or agency assessing tax or other penalties against TransEnterix based on a finding that TransEnterix improperly classified Consultant as an independent contractor.
4.Term and Termination.
(a)    This Agreement shall be effective as of the Effective Date and shall continue until December 31, 2020, subject to early termination as provided herein.
(b)    TransEnterix shall have the right to terminate this Agreement for Cause (as defined below) immediately at any time.
(c)    Each of TransEnterix and Consultant shall have the right to terminate this Agreement on thirty (30) days prior written notice to the other Party.
(d)    Upon any termination, Consultant shall have no further rights under this Agreement and shall be entitled only to receive the amounts due, if any, pursuant to Section 2 through the effective date of termination; provided, however, if TransEnterix terminates this Agreement under Section 4(c), the applicable provisions of Schedule B shall apply.
(e)    For purposes of this Section 4, TransEnterix shall have “Cause” to terminate this Agreement upon: a determination by TransEnterix, in good faith, that Consultant: (i) has breached in any material respect any of the terms or conditions of this Agreement or any material TransEnterix policy applicable to Consultant; provided, that TransEnterix shall provide written notice of such alleged breach and, to the extent TransEnterix believes, in its good faith, reasonable discretion, that such alleged breach is curable, shall provide Consultant with thirty (30) days to cure such breach, or (ii) has discriminated against any employee, customer, or other person covered by any anti‑discrimination laws, regulations, or TransEnterix’ company policies applicable to Consultant; or (iii) is engaging or has engaged in conduct involving moral turpitude, willful misconduct, or conduct which is detrimental in any material respect to the standing, reputation or business prospects of TransEnterix or which has had, or likely will have, a material adverse effect on TransEnterix’ business or reputation. For purposes of this provision, no act or failure to act on the part of Consultant shall be considered “willful” unless it is done, or omitted to be done, by Consultant in bad faith.
(f)    In the event there is a “Change of Control” of TransEnterix (as defined in the Employment Agreement, dated March 6, 2018 between TransEnterix and Consultant (the “Employment Agreement”)) during the term of this Agreement, this Agreement shall terminate with immediate effect and Consultant shall be entitled to receive under this Agreement only any cash fees accrued but not yet paid as of the date of termination. For the avoidance of doubt, the provisions of the Separation Agreement control with respect to severance or other compensation due to Consultant if a Change of Control occurs.
5.Covenant Not to Disclose Confidential Information.
(a)    Confidential Information. Consultant agrees that during the term of this Agreement, Transenterix may disclose or make available certain confidential, privileged, and proprietary information relating to TransEnterix’ copyrights, trade secrets, inventions, patents, trademarks, marketing research, computer code and other technical information, software programs, prices, costs, discounts, data, books, records, files, forms, lists, reports, accounts, financial information, venture discussions, memoranda, summaries, instructions, resources, processes, technologies, projects, research, procedures, experiments, contracts, proposals, documentation, and information obtainable from examination of any such items, in oral, written, machine‑readable, or other form, and on tape, microfilm, microfiche, computer, optical, or other format, and other similar matters that are not publicly known or publicly available (collectively, the “Confidential Information”). The term “trade secrets” shall be given its broadest possible interpretation under the law.
(b)    Exclusions. Confidential Information does not include information that Consultant can demonstrate by written or other documentary records: (i) was rightfully known to Consultant without restriction on use or disclosure prior to such information being disclosed or made available to the Consultant in connection with this Agreement; (ii) was or becomes generally known by the public other than by the Consultant’s noncompliance with this Agreement; or (iii) was or is received by the Consultant on a non-confidential basis from a third party that was not or is not, at the time of such receipt, under any obligation to maintain its confidentiality.
(c)    Non-Disclosure. As a condition to being provided with any disclosure of or access to Confidential Information, Consultant agrees that during the term of this Agreement and thereafter (whether this Agreement has expired or has been terminated):
(i)    Consultant shall not, directly or indirectly, use, reveal, or allow to be used or revealed any aspect of the Confidential Information to any person, firm, partnership, trust, corporation, or other association or entity (whether governmental or private) except as expressly authorized by TransEnterix in writing, or as reasonably required in order to perform Consultant’s duties and responsibilities under the terms of this Agreement, or as required by law;
(ii)    Consultant shall refrain from any action or conduct which might reasonably be expected to compromise the confidentiality or proprietary nature of the Confidential Information;
(iii)    Consultant shall follow the reasonable suggestions made by TransEnterix from time-to-time regarding the confidentiality and proprietary nature of the Confidential Information;
(iv)    Consultant shall not use the Confidential Information in any manner outside the scope of this Agreement, in any manner competitive with TransEnterix, in any unlawful manner, or to interfere with or attempt to terminate or otherwise adversely affect any business relationship of TransEnterix;
(v)    Consultant has no right and shall not in the future have any right to apply or attempt to apply for or to obtain any patent, copyright, or other form of intellectual property protection with regard to the Confidential Information;
(vi)    Consultant shall safeguard the Confidential Information from unauthorized use, access or disclosure using at least the degree of care it uses to protect its own sensitive information and in no event less than a reasonable degree of care; and
(vii)    Consultant shall notify the TransEnterix in writing within two (2) business days of any unauthorized disclosure or use of the Consultant’s Confidential Information and cooperate with the Consultant to protect the confidentiality and ownership of all Confidential Information, privacy rights and other rights therein.
6.Proprietary Information. Consultant will make full and prompt disclosure to TransEnterix of all inventions, improvements, discoveries, data, know-how, research, procedures, designs, formulas, techniques, methods, trade secrets, developments, technology, software and works of authorship, products, formulas, business methods, documentation, data, designs, flow charts, specifications, and algorithms, including any modifications, improvements or derivative works whether patentable or not, which are or have been created, made, conceived or reduced to practice by Consultant or under Consultant’s direction or jointly with others during and relating to Consultant’s engagement by TransEnterix or the business activities of TransEnterix, whether or not during normal working hours or on the premises of TransEnterix (all of which are collectively referred to in this Agreement as “Developments”). Consultant hereby agrees to assign, and does hereby assign, to TransEnterix Surgical, Inc. or any of its affiliates as directed by TransEnterix, all of Consultant’s right, title and interest in and to all Developments and all related patents, patent applications, copyrights and copyright applications, together with all rights to sue for and collect damages by reason of past, present and future infringement of such assigned Developments, as fully and entirely as the same would have been held and enjoyed by Consultant or Consultant’s agents, representatives, or subcontractors had this Agreement not been made. Consultant agrees that these obligations are binding upon Consultant’s assigns, executors, administrators and other legal representatives. Consultant agrees that to the extent copyrightable, any such original works of authorship shall be deemed to be “works for hire” and that TransEnterix shall be deemed the author thereof under the U.S. Copyright Act, provided that in the event and to the extent such works are determined not to constitute “works for hire” as a matter of law, Consultant hereby irrevocably assigns and transfers to TransEnterix all right, title and interest in such works, including but not limited to copyrights thereof. Consultant agrees to cooperate fully with TransEnterix, both during and after any term, with respect to the procurement, maintenance and enforcement of copyrights, patents and other intellectual property rights (both in the United States and foreign countries) relating to Developments.
7.Insider Trading. TransEnterix consultants are prohibited from trading in the TransEnterix’ stock or other securities while in possession of material, non-public information about TransEnterix. In addition, Company consultants are prohibited from recommending, “tipping” or suggesting that anyone else buy or sell TransEnterix’ stock or other securities on the basis of material, nonpublic information. Violation of insider trading laws can result in severe fines and criminal penalties, as well as immediate termination of this Agreement.
8.Indemnity.
(a)    Transenterix. TransEnterix shall indemnify, defend and hold Consultant harmless from all third party claims, costs, and reasonable attorneys’ fees actually incurred (“Claims”) arising out of or resulting from TransEnterix’ (i) negligence or misconduct under this Agreement, or (ii) breach of its representations and warranties, provided such Claims are not the result of (x) a material breach of this Agreement by Consultant, or (y) the negligence or willful misconduct of Consultant, or Consultant’s employees, agents, representatives, or consultants.
(b)    Consultant. Consultant shall indemnify, defend and hold TransEnterix harmless from all third party Claims arising out of or resulting from Consultant’s (i) negligence or misconduct in providing the Services under this Agreement; (ii) failure to perform its obligations under this Agreement, (iii) medical or professional malpractice, and (iv) a breach of any representations, warrants or covenants in this Agreement, provided such Claims are not the result of (x) a material breach of this Agreement by TransEnterix, or (y) all or in part, the negligence or willful misconduct of TransEnterix, or TransEnterix’ employees, agents, representatives, or consultants (not including Consultant).
(c)    Indemnification Procedures. The indemnified Party shall promptly notify the indemnifying Party in writing of any such suit or claim, and shall take such action as may be necessary to avoid default or other adverse consequences in connection with such claim. The indemnifying Party shall have the right to select counsel and to control the defense and settlement of such claim; provided, however, that the indemnified Party shall be entitled to participate in the defense of such claim and to employ counsel at its own expense to assist in handling the claim, and provided further, that the indemnifying Party shall not take any action in defense or settlement of the claim that would negatively impact the indemnified Party. The indemnified Party shall provide cooperation and participation of its personnel as required for the defense at the cost and expense of the indemnifying Party.
9.Representations, Warranties and Covenants.
(a)    General. Consultant represents and warrants that (i) the Services will be performed in a professional manner, in accordance with industry standards and in compliance with applicable laws; (ii) Consultant has all required licenses and is in good standing in accordance with applicable state laws to provide the Services; (iii) Consultant is authorized to work in the United States as required under the Immigration Reform and Control Act (“IRCA”) of 1986; and (iv) Consultant’s execution, delivery and performance of this Agreement will not violate the terms or provisions of any other agreement, contract or other instrument, whether oral or written, to which Consultant is a party.
(b)    Non-Infringement. Consultant represents and warrants that the Developments produced under this Agreement shall be the sole product of Consultant; that Consultant will not incorporate any invention, improvement, or discovery owned by Consultant or any third party into any Development without TransEnterix’ prior written permission, and that the use and disclosure of the Developments does not and will not infringe upon or violate any patent, copyright, trade secret or other property right of any third party.
(c)    Compliance with Laws and Policies. Each Party represents and warrants that it will perform its obligations hereunder in compliance with all laws and regulations applicable to this Agreement, including, but not limited to, the following:
(i)    laws, regulations, including safe harbor regulations, and official guidance pertaining to the federal anti-kickback law (42 United States Code (“U.S.C.”) §§ 1320a-7b, et seq. and its implementing regulations), state anti-kickback laws, and laws prohibiting the submission of false claims to governmental or private health care payors (31 U.S.C. §§ 3729, et seq. and its implementing regulations). Consultant shall be responsible for conducting training, as necessary, to assure Consultant’s employees comply with the requirements of this Section;
(ii)    federal and state laws and regulations relating to the protection of individual and patient privacy. In the event that any Services provided under this Agreement involve the use or disclosure of Protected Health Information or “PHI” (as defined under the Health Insurance Portability and Accountability Act of 1996 (as codified at 42 U.S.C. § 1320d-8), as amended and any regulations promulgated thereunder;
(iii)    federal, state and local laws and regulations relating to discrimination, harassment or retaliation, whether based on race, color, religion, gender, sex, age, sexual orientation, handicap and/or disability, national origin, whistleblowing or any other legally protected class; and
(iv)    the U.S. Foreign Corrupt Practices Act (“FCPA”). Consultant will not make any payments or offers to pay anything of value to any government official in contravention of the FCPA.
(d)    Consultant Exclusion and Debarment Lists; State Licensing. Consultant represents warrants and covenants that Consultant is not, and shall not be during the term:
(i)    excluded from a federal health care program as outlined in Sections 1128 and 1156 of the Social Security Act;
(ii)    debarred by the Food and Drug Administration (“FDA”) under 21 U.S.C. 335a; or
(iii)    otherwise excluded from contracting with the federal government.
10.Equitable Relief. Consultant acknowledges and agrees that a breach or threatened breach by Consultant of any of his obligations under Sections 5 and 6, would cause the TransEnterix irreparable harm for which monetary damages would not be an adequate and agrees that, in the event of such breach or threatened breach, TransEnterix will be entitled to equitable relief, including a restraining order, an injunction, specific performance and any other relief that may be available from any court, without any requirement to post a bond or other security, or to prove actual damages or that monetary damages are not an adequate remedy. Such remedies are not exclusive and are in addition to all other remedies that may be available at law, in equity or otherwise.
11. Attorneys’ Fees. In the event that any action, suit, or other legal or administrative proceeding is instituted or commenced by either Party hereto against the other Party arising out of or related to this Agreement, the prevailing Party shall be entitled to recover its reasonable attorneys’ fees and court costs from the non-prevailing Party.
12.Miscellaneous.
(a)    Survival. Without limiting the survival of any term or provision of this Agreement which expressly or implicitly contemplates survival beyond the termination or expiration of this Agreement, the provisions of Sections 3(e), 5, 6, 7, 8, 11, and 12 shall expressly survive the termination or expiration of this Agreement.
(b)    Assignment. Consultant may not, without TransEnterix’ written consent thereto, assign, transfer, or convey his rights under this Agreement. This Agreement and all of TransEnterix’ rights and obligations hereunder may be assigned, delegated, or transferred by it, in whole or in part, to and shall be binding upon and inure to the benefit of any successor of TransEnterix.
(c)    Notice. Any notice required hereunder shall be deemed sufficient and service thereof completed upon receipt, refusal, or nondelivery of same if same shall be in writing and hand‑delivered or addressed to the addressee at the last known post office address thereof, in the case of Consultant, or the registered office of TransEnterix, in the case of TransEnterix, and mailed certified or registered mail, with return receipt requested, postage prepaid.
(d)    Severability. The provisions of this Agreement are deemed by the Parties to be severable, and the invalidity or unenforceability of any one or more of the provisions of this Agreement shall not affect the validity or enforceability of any other provision.
(e)    Waiver of Breach. The waiver by either Party of any breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of any provision of this Agreement.
(f)    Governing Law and Venue. The Parties hereto agree that without regard to principles of conflicts of laws, the internal laws of the State of North Carolina shall govern and control the validity, interpretation, performance, and enforcement of this Agreement. TransEnterix and Consultant agree that any action relating to this Agreement shall be instituted and prosecuted only in the courts of Durham County, North Carolina or the federal courts of the Middle District of North Carolina, and TransEnterix and Consultant hereby consent to the jurisdiction of such courts and waive any right or defense relating to venue and jurisdiction over the person.
(g)    Entire Agreement. This Agreement, including the schedules and exhibits hereto, and the Separation Agreement, including the schedules and exhibits thereto, set forth the entire understanding between the Parties with respect to the subject matter discussed herein and supersede any previous understandings or agreements, written or oral, between TransEnterix and Consultant. All prior negotiations between TransEnterix and Consultant are merged herein. This Agreement may be modified only by an agreement in writing, signed by both Parties, expressly purporting to modify this Agreement.
(h)    Article Headings. The article headings are for convenience of reference only and shall not be construed as terms of this Agreement.
(i)    Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which will be deemed to be an original of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. This Agreement, to the extent signed and delivered by means of a facsimile machine or by other electronic transmission of a manual signature (by portable document format (pdf) or other method that enables the recipient to reproduce a copy of the manual signature), shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

CONSULTANT:

/s/ Todd M. Pope
Todd M. Pope

COMPANY:
TRANSENTERIX, INC.

By:     /s/ Paul LaViolette
Name: Paul LaViolette
Title: Chair of the Board of Directors

DMEAST #39371495 v1